Exhibit 99.1


    Kodak Reports 3rd-Quarter Sales of $3.204 Billion and Improved
                               Earnings

 Digital Earnings Grow by $98 million, Led by Graphic Communications and Consumer Portfolio; Company Ends Quarter with $1.102 Billion in
                  Cash; Reduces Debt by $192 Million

    Kodak on Track to Achieve 2006 Cash and Digital Earnings Goals

    ROCHESTER, N.Y.--(BUSINESS WIRE)--Oct. 31, 2006--Eastman Kodak Company (NYSE:EK) today reported a GAAP earnings improvement of $877 million for the third quarter of 2006, on sales of $3.204 billion, largely as the result of the recording of a tax valuation charge in the year-ago quarter of $778 million. The company also delivered a $98 million increase in digital earnings, driven by wider gross profit margins, from strong earnings performance in the Graphic Communications and Consumer Digital businesses, and the result of the company's global cost-reduction initiatives.

    Based on its third-quarter 2006 performance, the company is confident of achieving its 2006 cash and digital earnings goals, and expects digital revenue growth somewhat below its 10% target, as a result of the company's focus on margin expansion. This corresponds to a total revenue decline of approximately 6%.

    "Our business transformation is on track," said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. "I am encouraged by our third-quarter results, especially because they reinforce our confidence in our full-year performance, which is the basis on which I manage the company.

    "We measure our progress against three important metrics - cash generation, digital earnings, and digital revenue. Our year-over-year digital revenues were down slightly during the quarter, reflecting our strong focus on margin expansion and willingness to pursue more profitable sales, the universe of which expands as our cost structure improves. Our digital earnings were vastly improved this quarter and our cash balance continues to exceed $1 billion. While I am fully aware of the challenges to largely complete our restructuring by the end of next year, this performance represents clear progress toward our goals and gives us good momentum to carry into the fourth quarter and 2007."

    For the third quarter of 2006:

    -- Sales totaled $3.204 billion, a decrease of 10% from $3.553 billion in the third quarter of 2005, largely attributable to a 19% decline in traditional sales. Third-quarter traditional revenue totaled $1.402 billion, compared to $1.725 billion in the year-ago quarter, while digital revenue totaled $1.793 billion, as compared to $1.814 billion in the year-ago quarter.

    -- The company's earnings from continuing operations in the quarter, before interest, other income (charges), net, and income taxes, were $2 million, compared with a loss from operations of $123 million in the year-ago quarter.

    -- On the basis of generally accepted accounting principles in the U.S. (GAAP), the company reported a third-quarter net loss of $37 million, or $0.13 per share, which includes after-tax restructuring costs of $202 million, or $0.70 per share. By comparison, the third quarter 2005 GAAP net loss was $914 million, or $3.18 per share. The difference is largely driven by the inclusion in last year's third quarter of a $778 million, or $2.71 per share, non-cash charge to record a valuation allowance against the net deferred tax assets in the U.S.

    -- Digital earnings were $105 million, compared with $7 million in the year-ago quarter, marking the first time that the company's quarterly digital earnings growth exceeded the quarterly decline in traditional earnings. This performance was primarily due to operational improvements throughout the digital portfolio, the impact of a non-recurring licensing arrangement within the Consumer Digital Group, and strong results in the Graphic Communications Group.

    Other third-quarter 2006 details:

    -- For the quarter, net cash provided by operating activities on a GAAP basis was $329 million, compared with $370 million in the year-ago quarter. Investable cash flow for the quarter was $237 million, compared with $216 million in the year-ago quarter.

    -- Kodak held $1.102 billion in cash on its balance sheet as of September 30, 2006, compared with $610 million on September 30, 2005. This is consistent with the company's stated desire to maintain approximately $1.0 billion of cash on hand.

    -- Debt decreased $192 million from the second-quarter level, to $3.339 billion as of September 30, 2006, and was down $244 million from the December 31, 2005 level of $3.583 billion. The company intends to reduce debt by approximately $800 million in 2006.

    -- Gross Profit was 27.3% in the current quarter, up from 25.9% in the prior year quarter, primarily because of reductions in manufacturing costs and the favorable impact of the previously noted licensing arrangement, offset by volume declines in traditional product sales.

    -- Selling, General and Administrative expenses declined by $105 million in the third quarter, to $565 million, compared with $670 million for the prior-year quarter. As a percentage of sales, SG&A decreased from 18.9% in the prior-year quarter to 17.6% in the third quarter of 2006.

    Third-quarter segment sales and results from continuing operations, before interest, other income (charges), net, and income taxes (earnings from operations), are as follows:

    -- Graphic Communications Group sales were $880 million, compared with $886 million in the year-ago quarter. Strong digital revenue growth from digital plates, commercial inkjet, NexPress color and document scanners during the quarter was offset by expected declines in the traditional product portfolio. Earnings from operations were $31 million, compared with $7 million in the year-ago quarter. This improvement was largely driven by contributions from the group's core digital businesses and cost reductions from business integration activities.

    -- Consumer Digital Group sales totaled $640 million, down 3%. Earnings from operations increased by $85 million, from a loss of $61 million in the year-ago period, to earnings of $24 million in the current quarter. The earnings results reflect improvements across virtually the entire digital portfolio.

    -- Film and Photofinishing System sales were $1.074 billion, down from $1.353 billion in the year-ago quarter. Earnings from operations were $139 million, compared with $174 million in the year-ago quarter. This decrease was primarily driven by an expected decline in revenue and higher silver prices. During the third quarter of 2006, the group achieved a 12.9% operating margin, maintaining the performance from the year-ago quarter.

    -- Health Group sales were $597 million, down 6%. Earnings from operations for the segment were $68 million, compared with $96 million a year ago. This is primarily due to higher silver prices, and costs associated with the company's exploration of strategic alternatives for its Health Group. Despite these challenges, the Health Group maintained operating margins of 11.4%.

    -- All Other sales were $13 million, compared with $20 million in the year-ago quarter. For the third quarter, the loss from operations was $48 million, compared with a loss of $61 million in the year-ago quarter. The All Other category includes the Display & Components operation and other miscellaneous businesses.

    2006 Goals

    Kodak continues to expect net cash provided by operating activities this year of $800 million to $1.0 billion, which corresponds with investable cash flow of $400 million to $600 million. Accordingly, the company expects a GAAP loss from continuing operations before interest, other income (charges), net, and income taxes for the full year of $400 million to $600 million, which includes approximately $1.0 billion in pre-tax restructuring charges. This corresponds to digital earnings from operations this year in a range of $350 million to $450 million. The company forecasts 2006 digital revenue growth somewhat below 10%, reflecting the company's focus on targeted participation in the consumer digital market. Total 2006 revenue is expected to be down approximately 6%.

    Conference Call Information

    Antonio Perez and Kodak Chief Financial Officer Robert Brust will host a conference call with investors at 11:00 a.m. eastern time today. To access the call, please use the direct dial-in number:
913-981-5542, access code 9443954. There is no need to pre-register.

    For those wishing to participate via an Internet Broadcast, please access our Kodak Investor Relations web page at:
http://www.kodak.com/go/invest.

    The call will be recorded and available for playback by 2:00 p.m. eastern time today by dialing 719-457-0820, access code 9443954. The playback number will be active until Tuesday, November 7th at 5:00 p.m. eastern time.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's digital earnings, revenue, digital revenue growth, losses, cash, cash flow, restructuring charges, and debt reduction plans are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of a changed segment structure;

    -- implementation of the cost reduction program, including asset rationalization and monetization, reduction in selling, general and administrative costs and personnel reductions;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- implementation of product strategies (including category expansion and digital products) and go-to-market strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of our products against the intellectual property challenges of others;

    -- implementation of intellectual property licensing and other strategies;

    -- development and implementation of e-commerce strategies, including on line services;

    -- completion of information systems upgrades, including SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    -- integration of acquired businesses; improvement in manufacturing productivity and techniques;

    -- improvement in receivables performance; improvement in supply chain efficiency and management of third-party sourcing relationships; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in the Company's debt credit ratings and its ability to access capital markets;

    -- the nature and pace of technology evolution, including the traditional-to-digital transformation;

    --  continuing customer consolidation and buying power;

    -- current and future proposed changes to accounting rules and to tax laws, as well as other factors which could adversely impact the Company's reported financial position, effective tax rate;

    -- general economic, business, geo-political and regulatory conditions;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.



Eastman Kodak Company
Third Quarter 2006 Results
Non-GAAP Reconciliations


    Within the Company's third quarter 2006 press release, the Company makes reference to certain non-GAAP financial measures including "digital earnings increase", "digital revenue", "traditional revenue", "investable cash flow", "expected investable cash flow", "expected digital earnings from operations", "digital revenue growth", "digital earnings goals". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

    The following table reconciles digital earnings to the most directly comparable GAAP measure of net loss (dollar amounts in millions):



                                                            Increase/
                                       Q3 2006    Q3 2005   (Decrease)
                                      ---------- ---------- ----------

Digital earnings, as presented        $     105  $       7  $      98
Traditional and new technologies
 earnings                                   109        148        (39)
Restructuring costs and other
 decrease                                  (212)      (278)       (66)
                                      ---------- ---------- ----------
Earnings (loss) from continuing
 operations before interest, other
 income (charges), net and income
 taxes (GAAP basis), as presented             2       (123)       125
Interest expense                            (74)       (57)        17
Other income (charges), net                  54         (9)        63
Provision for income taxes                   19        726       (707)
                                      ---------- ---------- ----------
Net loss (GAAP basis), as presented   $     (37) $    (914) $    (877)
                                      ========== ========== ==========


    The following table reconciles digital revenue, traditional revenue, and new technologies revenue amounts to the most directly comparable GAAP measure of consolidated revenue (dollar amounts in millions):



                             Q3 2006   Q3 2005  Change from prior year
                            --------- --------- ----------------------

Digital revenue, as
 presented                  $  1,793  $  1,814                    - 1%
Traditional revenue, as
 presented                     1,402     1,725                    -19%
New technologies revenue           9        14                    -36%
                            --------- --------- ----------------------
Consolidated revenue (GAAP
 basis), as presented       $  3,204  $  3,553                    -10%
                            ========= ========= ======================


    The following table reconciles the net cash provided by continuing operations relating to operating activities under US GAAP, to Kodak's definition of (1) free cash flow, (2) operating cash flow, and (3) investable cash flow:



                             3rd Quarter
----------------------------------------------------------------------
($ amounts in millions)                            2006       2005
                                                 ---------- ----------
Net cash provided by continuing operations
 relating to operating activities, as presented  $     329  $     370
Additions to properties                                (98)      (122)
                                                 ---------- ----------
Free Cash Flow (continuing operations)                 231        248
Net proceeds from sales of businesses/assets            79         40
Investments in unconsolidated affiliates                (1)         -
Acquisitions, net of cash acquired                      (3)         -
Dividends                                              (72)       (72)
                                                 ---------- ----------
Operating Cash Flow (continuing operations)            234        216
Acquisitions, net of cash acquired                       3          -
                                                 ---------- ----------
Investable Cash Flow (continuing operations), as
 presented                                       $     237  $     216
------------------------------------------------ ---------- ----------


    The following table reconciles projected full year 2006 expected investable cash flow to the most directly comparable GAAP measure of expected full year 2006 net cash provided by operating activities from continued operations (dollar amounts in millions):



                                                        2006 Plan
                                                    ------------------

Expected investable cash flow, as presented         $        400-$600

Additions to properties, net proceeds from sales of
 assets, distributions from/ (investments in)
 unconsolidated affiliates and dividends                          400
                                                    ------------------

Net cash provided by operating activities from
 continued operations (GAAP basis), as presented    $      800-$1,000
                                                    ==================


    The following table reconciles expected digital earnings from operations goals to the most comparable GAAP measure of expected loss from continuing operations before interest, other income (charges), net and income taxes (dollar amounts in millions):



                                                        2006 Plan
                                                    ------------------

Expected digital earnings from operations goals, as
 presented                                          $        350-$450

Traditional earnings goals, new technologies
 earnings goals, restructuring costs and other
 discrete items goals                                      (950)-(850)
                                                    ------------------

Expected loss from continuing operations before
 interest, other income (charges), net and income
 taxes (GAAP basis), as presented                   $     (600)-$(400)
                                                    ==================

The following table reconciles projected full year 2006 digital revenue growth to the most comparable GAAP measure of total company revenue (decline) growth:
                                                         Forecast
                                                    ------------------

Digital revenue growth (including New
 Technologies), as presented                             Less than 10%
Traditional revenue decline                         Greater than (22)%
                                                    ------------------
Total Company revenue (decline) (GAAP basis), as
 presented                                                        (6)%


    As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, legal settlements, in-process research and development charges related to acquisitions, significant gains and losses on sales of assets, asset impairments, the related tax effects of those items and certain other significant items not related to the Company's core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the third quarter of 2006 and 2005, respectively.



                                             3rd Quarter
                               ---------------------------------------
                                      2006                2005
(in millions, except per share
 data)
                                   $        EPS        $        EPS
                               --------- --------- --------- ---------

Loss from continuing operations
 - GAAP                         $   (37)  $ (0.13)  $  (915)  $ (3.19)
                                                             ---------

COGS

- Charges for accelerated
 depreciation in connection
 with the focused cost
 reduction actions                   73                 105

- Charges for inventory
 writedowns in connection with
 focused cost reduction actions       2                  10
                               --------- --------- --------- ---------
                       Subtotal      75      0.26       115      0.40
                               --------- --------- --------- ---------

R&D

- Adjustment for in-process
 research and development for
 the Creo acquisition in 2005         -         -       (12)
                               --------- --------- --------- ---------
                       Subtotal       -         -       (12)    (0.04)
                               --------- --------- --------- ---------

Restructuring

- Charges for focused cost
 reduction actions                  137                 163
                               --------- --------- --------- ---------
                       Subtotal     137      0.48       163      0.57
                               --------- --------- --------- ---------

Other Income/(Charges)

- Gain on the sale of property
 related to focused cost
 reduction actions                  (43)                (21)

- Adjustment of asset
 impairment in 2006 and charge
 for asset impairment in 2005        (2)                 21
                               --------- --------- --------- ---------
                       Subtotal     (45)    (0.16)        -         -
                               --------- --------- --------- ---------

Taxes

- Net tax impacts of the above-
 mentioned items                      -                  79
                               --------- --------- --------- ---------
                       Subtotal       -         -        79   $  0.28
                               --------- --------- --------- ---------

Impact of Contingent
 Convertible Debt on EPS                    (0.01)



    CONTACT: Eastman Kodak Company
             Media:
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             Barbara Pierce, 585-724-5036
             barbara.pierce@kodak.com
             or
             Investor Relations:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com